Centennial Resource Development Announces Second Quarter 2017 Operational and Financial Results and Increases 2017 Production Targets While Lowering Cost Guidance
DENVER, CO, August 7, 2017 (GLOBE NEWSWIRE) - Centennial Resource Development, Inc. (“Centennial” or the “Company”) (NASDAQ: CDEV) today announced operational and financial results for the second quarter 2017 and updated 2017 operational plans and targets.
Operational and Financial Highlights:

•	Reported second quarter total daily production of 29,664 barrels of oil equivalent and 17,435 barrels of oil, an increase of 61% and 66%, respectively, compared to the first quarter 2017

•
Increased 2017 total company production guidance by 15% and oil production guidance by 14% from previous estimates, while reducing the planned rig count from seven to six rigs for the second half of 2017

•	Delivered Centennial’s best oil wells to date on both an absolute and per lateral foot basis

•	Reported strong well results across its Reeves County acreage

•	Decreased unit costs sequentially and reduced full-year unit cost guidance

•	Closed the acquisition of approximately 11,850 net acres in the core of the Northern Delaware Basin in Lea County, New Mexico from GMT Exploration Company LLC (“GMT”)
Financial Results
For the second quarter, Centennial reported net income of $20.8 million, or $0.09 per share. This compares to net income of $9.8 million, or $0.04 per share, in the first quarter 2017 and a net loss of $16.1 million in the second quarter 2016. Net income for the second quarter 2017 increased 111% compared to the first quarter 2017.
“Centennial’s outstanding second quarter results represent an important step in proving our execution capability. As further testament to the strength of our technical team, well results exceeded our expectations. This provides tangible progress towards achieving our game plan,” said Mark G. Papa, Chairman and Chief Executive Officer. “We are increasing our production targets while reducing cost guidance for the full-year as both trends are occurring at a more rapid rate than originally anticipated.”
Centennial exceeded its production and cost metrics through completion enhancements and production efficiencies. During the second quarter, total oil production increased 66%, natural gas increased 53% and natural gas liquids increased 54% compared to the first quarter 2017. The Company's total production increased 61% sequentially.
Centennial incurred D&C capital expenditures, including capital workovers, of approximately $145.7 million in the second quarter 2017 compared to $89.4 million in the first quarter 2017.
Operational Update
In the core of the Delaware Basin, Centennial posted improved well productivity from enhanced completion design and improved targeted geo-steering. These efforts, coupled with improved field efficiencies, generated robust results during the second quarter 2017.

Across its Reeves County position, Centennial reported several strong wells from the Upper Wolfcamp A. Centennial completed its best well to date with the Stephens 2H (100% WI). The well achieved an initial 30-day production rate of 1,953 barrels of oil equivalent per day ("Boe/d") (77% oil). The well had an effective lateral of approximately 4,190 feet with an initial 30-day production rate of 359 barrels of oil per day ("Bbls/d") per 1,000 foot of lateral. The Russell 6H (100% WI) was drilled with an approximate 4,185 foot effective lateral and produced 1,750 Boe/d (86% oil) for the initial 30-day production period. On a per lateral foot basis, the well delivered an initial 30-day production rate of 359 Bbls/d per 1,000 foot of lateral.
“Since inception, one of our goals was to become the technical leader in shale oil extraction among the mid-cap E&P's. The Stephens 2H and Russell 6H are the most productive wells drilled to date, evidence that we have achieved this goal,” Papa said. "Our hiring initiatives are essentially complete, and the team is gelling quite well. This provided us with the confidence to increase production guidance for the year."
Located on the eastern portion of Centennial's Reeves County acreage, the Hightower State Unit 2H (100% WI) was drilled with an approximate 9,515 foot effective lateral, the Company's longest lateral drilled to date. The well achieved an initial 30-day production rate of 1,951 Boe/d (80% oil), with 1,566 Bbls/d of oil. The Samurai 4-50 49 1H (99% WI) was drilled with an approximate 8,990 foot effective lateral and produced 2,672 Boe/d (52% oil) for the initial 30-day production period. Completed late in the first quarter, the Ninja 4-50 49 1H (99% WI) was drilled with an approximate 8,775 foot effective lateral and achieved an initial 30-day production rate of 3,140 Boe/d (54% oil). During its initial 90-day production period, the well produced 2,725 Boe/d.
“The Hightower, Samurai and Ninja wells are some of our longest laterals drilled to date. We will continue to focus on extended laterals in our drilling plans to drive better economic returns," Papa said. “Furthermore, we completed approximately the same number of wells in April as we did during all of 2016. Our recent results demonstrate the quality of our entire acreage position in Reeves County as we brought a number of excellent wells online across a large aerial extent of our acreage."
Updated 2017 Operational Plans and Targets
Based on recent operational results, Centennial increased its 2017 total company production growth target to 250% from 205% and raised its total oil production growth target to 213% from 174%. This represents an increase to Centennial's previous total company and oil production guidance of 15% and 14%, respectively. Centennial lowered its full-year 2017 guidance ranges for LOE, Cash G&A, GP&T and DD&A on a per unit basis as illustrated in the Appendix to this press release.
Centennial added a sixth drilling rig in Reeves County during the second quarter. Due to efficiency gains, Centennial expects to continue operating its current six-rig drilling program for the remainder of 2017. This compares to Centennial’s previous plan to add a seventh operated rig during the third quarter 2017. Plans are to move one rig to Lea County, New Mexico during the third quarter to begin development activity on its recently acquired GMT acreage. Furthermore, Centennial expects to drill and complete 65 to 75 gross wells during 2017, and its full-year D&C capital expenditure guidance remains unchanged. (For a summary table of Centennial’s updated 2017 operational guidance, please see the Appendix to this press release.)
“Our operations team has increased efficiencies by reducing drilling days and shortening completion times,” said Papa. “Ultimately, this should allow us to spud and complete approximately the same number of wells planned for 2017 while operating fewer rigs than previously expected.”
Capital Structure and Liquidity
As of June 30, 2017, Centennial had $35 million outstanding under its revolving credit facility. As a result, total liquidity was approximately $315 million at the end of the quarter, which is inclusive of outstanding letters of credit. Effective

April 28, 2017, Centennial’s borrowing base was increased by $100 million to $350 million. The borrowing base will be re-determined again during the fourth quarter of 2017.
Consistent with the Company’s conservative financial philosophy, Centennial funded the acquisition of certain undeveloped acreage and producing oil and gas properties from GMT through a private placement to certain accredited investors of 23.5 million shares of Class A common stock, raising total gross proceeds of approximately $341 million. The GMT acquisition and private placement each closed on June 8, 2017.
On May 25, 2017, Centennial's stockholders voted to approve the conversion of the Series B preferred stock into shares of Class A common stock. The conversion of the Series B preferred stock resulted in the issuance of 26.1 million shares of Class A common stock to Riverstone and certain of its affiliates. Centennial issued the shares of Series B preferred stock to Riverstone and certain of its affiliates in December 2016 to fund a portion of the Company’s acquisition of leasehold interests and related upstream assets in Reeves County, Texas from Silverback Exploration, LLC and Silverback Operating, LLC. Including shares of Class A common stock and Class C common stock, Centennial has approximately 276 million shares of common stock outstanding. An additional 8.0 million warrants purchased by an affiliate of Riverstone in a private placement at the closing of the initial public offering remain outstanding.
Quarterly Report on Form 10-Q
Centennial’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended June 30, 2017, which is expected be filed with the U.S. Securities and Exchange Commission (“SEC”) on or before August 8, 2017.
Conference Call and Webcast
Centennial will host an investor conference call on Tuesday, August 8, 2017 at 8:00 a.m. Mountain (10:00 a.m. Eastern) to discuss second quarter operating and financial results. Interested parties may join the webcast by visiting Centennial’s website at www.cdevinc.com and clicking on the webcast link or by dialing (800) 789-3525, or (442) 268-1041 for international calls, (Conference ID: 54491921) at least 15 minutes prior to the start of the call. A replay of the call will be available on Centennial’s website or by phone at (855) 859-2056 (Conference ID: 54491921) for a 14-day period following the call.
About Centennial Resource Development, Inc.
Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

Forward-looking statements may include statements about:

•	our business strategy;

•	our reserves;

•	our drilling prospects, inventories, projects and programs;

•	our ability to replace the reserves we produce through drilling and property acquisitions;

•	our financial strategy, liquidity and capital required for our development program;

•	our realized oil, natural gas and NGL prices;

•	the timing and amount of our future production of oil, natural gas and NGLs;

•	our hedging strategy and results;

•	our future drilling plans;

•	our competition and government regulations;

•	our ability to obtain permits and governmental approvals;

•	our pending legal or environmental matters;

•	our marketing of oil, natural gas and NGLs;

•	our leasehold or business acquisitions;

•	our costs of developing our properties;

•	general economic conditions;

•	credit markets;

•	uncertainty regarding our future operating results;

•	our plans, objectives, expectations and intentions contained in this press release that are not historical; and

•
the other factors described in our Annual Report on Form 10-K for the year ended December 31, 2016, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
Contact:
Hays Mabry
Director, Investor Relations
(832) 240-3265
ir@cdevinc.com
SOURCE Centennial Resource Development, Inc.

Details of our updated 2017 operational and financial guidance are presented below:

	2017 FY Guidance (Prior)			2017 FY Guidance (Updated)
Net average daily production (Boe/d)	23,600	—	27,900	27,350	—	31,650
Oil net average daily production (Bbls/d)	14,850	—	16,650	17,100	—	18,900

Production costs
Lease operating expenses ($/Boe)	$(3.25)	—	$(3.75)	$(3.25)	—	$(3.55)
Gathering, processing and transportation expenses ($/Boe)	$(3.10)	—	$(3.60)	$(2.75)	—	$(3.25)
Depreciation, depletion, and amortization ($/Boe)	$(18.00)	—	$(20.00)	$(14.00)	—	$(16.00)
Cash general and administrative ($/Boe) (1)	$(3.00)	—	$(3.75)	$(3.00)	—	$(3.50)
Severance and ad valorem taxes (% of revenue)	6%	—	8%	6%	—	7%

Capital expenditure program ($MM)	$535	—	$625	$535	—	$625
Drilling and completion capital expenditure	$475	—	$540	$475	—	$540
Land	$50	—	$70	$50	—	$70
Facilities, seismic and other	$10	—	$15	$10	—	$15

Operated drilling program
Wells spud (gross)	65	—	75	65	—	75
Wells completed (gross)	65	—	75	65	—	75

(1)	Represents G&A expenses less equity based compensation expense, and Centennial does not project its future stock-based compensation expense.

Non-GAAP Financial Measure
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated and combined financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization and accretion of asset retirement obligations, exploration costs, abandonment expense and impairment of unproved properties, (gains) losses on derivatives excluding net cash receipts (payments) on settled derivatives, non-cash equity based compensation, gains and losses from the sale of assets, transaction costs and other non-cash and non-recurring operating items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, our most directly comparable financial measure calculated and presented in accordance with GAAP:

	Successor	Predecessor
(in thousands)	For the Three Months Ended June 30, 2017	For the Three Months Ended June 30, 2016
Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to common shareholders	$20,762	$(16,133)
Net income attributable to noncontrolling interest	2,436	—
Interest expense	707	1,798
Income tax expense (benefit)	9,069	(406)
Depreciation, depletion and amortization	34,300	21,182
Abandonment expense (benefit) and impairment of unproved properties	—	897
Net (gain) loss on derivative instruments	(2,529)	7,843
Net cash receipts (payments) on settled derivatives	273	6,043
Equity based compensation expense	2,318	—
Exploration expense	2,470	262
Transaction costs	457	20
(Gain) loss on sale of oil and natural gas properties	(7,191)	—
Adjusted EBITDAX	$63,072	$21,486

Centennial Resource Development, Inc.
Operating Highlights

	Successor	Predecessor
	For the Three Months Ended June 30, 2017	For the Three Months Ended June 30, 2016	Increase/(Decrease)
			$	%
Net revenues (in thousands):
Oil sales	$70,735	$20,361	$50,374	247%
Natural gas sales	12,133	1,775	10,358	584%
NGL sales	8,196	1,211	6,985	577%
Total net revenues	$91,064	$23,347	$67,717	290%

Average sales prices:
Oil (per Bbl)	$44.57	$41.64	$2.93	7%
Effect of derivative settlements on average price (per Bbl)	0.24	12.36	(12.12)	(98)%
Oil net of hedging (per Bbl)	$44.81	$54.00	$(9.19)	(17)%

Average NYMEX price for oil (per Bbl)	$48.32	$45.70	$2.62	6%

Natural gas (per Mcf)	$2.78	$2.04	$0.74	36%
Effect of derivative settlements on average price (per Mcf)	(0.02)	—	(0.02)	100%
Natural gas net of hedging (per Mcf)	$2.76	$2.04	$0.72	35%

Average NYMEX price for natural gas (per Mcf)	$3.14	$2.25	$0.89	40%

NGL (per Bbl)	$21.34	$15.33	$6.01	39%

Net production:
Oil (MBbls)	1,587	489	1,098	225%
Natural gas (MMcf)	4,372	869	3,503	403%
NGLs (MBbls)	384	79	305	386%
Total (MBoe) (1)	2,700	713	1,987	279%

Average daily net production volume:
Oil (Bbls/d)	17,435	5,374	12,061	224%
Natural gas (Mcf/d)	48,042	9,549	38,493	403%
NGLs (Bbls/d)	4,222	868	3,354	386%
Total (Boe/d) (1)	29,664	7,833	21,831	279%

(1)	Total may not sum or recalculate due to rounding.

Centennial Resource Development, Inc.
Operating Expenses

	Successor	Predecessor
	For the Three Months Ended June 30, 2017	For the Three Months Ended June 30, 2016	Increase/(Decrease)
			$	%
Operating Expenses (in thousands):
Lease operating expenses	$8,273	$2,597	$5,676	219%
Severance and ad valorem taxes	4,723	1,247	3,476	279%
Gathering, processing and transportation expenses	7,403	1,459	5,944	407%
Production costs per Boe:
Lease operating expenses	$3.06	$3.64	$(0.58)	(16)%
Severance and ad valorem taxes	1.75	1.75	—	—%
Gathering, processing and transportation expenses	2.74	2.05	0.69	34%

Centennial Resource Development, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Successor	Predecessor
	For the Three Months Ended June 30, 2017	For the Three Months Ended June 30, 2016
Net revenues
Oil sales	$70,735	$20,361
Natural gas sales	12,133	1,775
NGL sales	8,196	1,211
Total net revenues	91,064	23,347
Operating expenses
Lease operating expenses	8,273	2,597
Severance and ad valorem taxes	4,723	1,247
Gathering, processing and transportation expenses	7,403	1,459
Depreciation, depletion and amortization	34,300	21,182
Abandonment expense and impairment of unproved properties	—	897
General and administrative expenses	10,641	2,607
Exploration expense	2,470	262
Total operating expenses	67,810	30,251
Total operating income (loss)	23,254	(6,904)
Other income (expense)
Gain (loss) on sale of oil and natural gas properties	7,191	—
Interest expense	(707)	(1,798)
Net gain (loss) on derivative instruments	2,529	(7,843)
Other income	—	6
Other income (expense)	9,013	(9,635)
Income (loss) before income taxes	32,267	(16,539)
Income tax (expense) benefit	(9,069)	406
Net income (loss)	23,198	(16,133)
Less: Net income attributable to noncontrolling interest	2,436	—
Net income (loss) attributable to common shareholders	$20,762	$(16,133)
Income per share:
Basic	$0.09
Diluted	$0.09

The following table summarizes the approximate volumes and average contract prices of swap contracts the Company had in place as of June 30, 2017:

	Period	Volume (Bbl)	Weighted Average Floor Price ($/Bbl)
Crude oil swaps	July 2017 - December 2017	340,400	$50.41
	January 2018 - December 2018	36,500	$55.95
Crude oil basis swaps	July 2017 - November 2017	51,742	$(0.20)

	Period	Volume (MMBtu)	Weighted Average Floor Price ($/MMBtu)
Natural gas swaps	July 2017 - December 2017	736,000	$2.94